Exhibit No. 21.1

                          Subsidiaries of BNCCORP, Inc.


The following is a list of all subsidiaries of the Company, including their state of incorporation or organization.


                 Name                                    Incorporated In
------------------------------------------   -----------------------------------
BNC National Bank                                        National Bank

BNC Insurance, Inc. (a Subsidiary of
  BNC National Bank)                                     North Dakota

Milne Scali & Company, Inc. (a Subsidiary
     of BNC Insurance, Inc.)                                Arizona

BNC Asset Management, Inc., (a Subsidiary
     of BNC National Bank)                               North Dakota

Bismarck Properties, Inc.                                North Dakota

BNC Capital Trust I                                     Delaware Trust

BNC Statutory Trust II                                 Connecticut Trust